Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES ANNOUNCES APPOINTMENT OF CFO

IRVINE, Dec. 5, 2013 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced it has chosen Scott B. Ullem as the company’s next corporate vice president, chief financial officer (CFO).  Ullem will succeed Thomas M. Abate, who announced in May his planned retirement.

Ullem joins Edwards from Bemis Company, Inc., where he served as vice president and CFO since 2010.  He was previously vice president of finance for the company, which is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare and other companies worldwide.  Prior to joining Bemis, Ullem held positions of increasing responsibility in the investment banking divisions of both The Goldman Sachs Group, Inc., and Bank of America Corporation. He earned a bachelor’s degree from DePauw University and an MBA from Harvard Business School.

“After an extensive search, and discussions with many qualified candidates, we are very pleased that Scott has agreed to join Edwards at the start of 2014.  Scott has nearly 25 years of broad financial experience, proven leadership skills and a successful record as CFO of a global public company,” said Michael A. Mussallem, Edwards’ chairman and CEO.  “We are confident he will serve as a valuable and passionate partner as our company continues its growth and expands its leadership in innovative technologies for structural heart disease and critical care patients in need.”

Abate has served as Edwards’ CFO since 2006. “We would like to once again thank Tom for his leadership at Edwards, and his dedication during this transition. We wish him the very best in his retirement,” said Mussallem.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, Mr. Mussallem’s statements.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.

Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors, including but not limited to, unanticipated changes in the company’s growth and leadership profiles, and unintended changes in timing of events discussed in this release.  These factors are detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

###